SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                  Commission File Number 0-29069

         (Check one):                 Form 10-K and Form 10-KSB
                                      Form 20-F
                                      Form N-SAR
                                      Form 11-K
                                   X  Form 10-Q and Form 10-QSB
                                  ---

         For period ended:  March 31, 2000

           Transition Report on Form 10-K and 10-KSB
           Transition Report on Form 20-F
           Transition  Report on Form 11-K
           Transition Report on Form 10-Q and Form 10-QSB
           Transition Report on Form N-SAR

     For the transition period ended

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

         Full name of registrant:       Enova Holdings, Inc.

         Former name if applicable

         Address of principal executive office (Street and Number)

                                        1196 E. Willow Street

         City, State and Zip Code       Long Beach, California 90806

                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

               (a)  The reasons  described in  reasonable  detail in Part III of
          --- this form could not be eliminated without unreasonable effort or expense;

           X   (b)  The subject annual report,  semi-annual  report,  transition
          ---       report on Forms 10-K,  10-KSB,  20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c)  The accountant's statement or other exhibit required by Rule
           ---      12b-25(c) has been attached if applicable.



                                    PART III

                                    NARRATIVE

                           The Registrant's independent auditor=s have not yet completed the review of the Registrant=s March 31, 2000 consolidated financial statements.


                                     PART IV

                                OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification.

               Frederic Cohn            (562)                    426-1321
               -------------         -----------            ------------------
                  (Name)             (Area Code)            (Telephone Number)

          (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                   X Yes     No
                                                                  ---     ---

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                     Yes   X No
                                                                  ---     ---

                              Enova Holdings, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     May 10, 2000                  By:  /s/  Fred Cohn
                                             ----------------------------------
                                        Name:     Fred Cohn
                                        Title:    Secretary, Director